Exhibit 23.4

CONSENT OF HAMILTON, RABINOVITZ & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Inducement Restricted Stock Awards of Ashland Inc. (the “Registration Statement”) of our being named in the Ashland Inc. Annual Report on Form 10-K for the year ended September 30, 2015, in the form and context in which we are named. We do not authorize or cause the filing of such Registration Statement and do not make or purport to make any statement other than as reflected in the Registration Statement.

/s/ Francine F. Rabinovitz
Hamilton, Rabinovitz & Associates, Inc.
By: Francine F. Rabinovitz